Exhibit 99.1

FOMO CORP. AGREES TO INVEST IN SMARTGUARD’S DISINFECTION UNIT

Chicago IL, May 14, 2021 – FOMO CORP. (https://www.fomoworldwide.com - US OTC: FOMC) is pleased to announce it has signed a definitive agreement to acquire a 19.99% interest in SmartGuard-Solutions LLC (“SGS”). SGS markets and finances a suite of disinfection products (https://smartguard-solutions.com), spearheaded by its air disinfecting UV light fan. With institutional capital backing its product offerings, SGS intends to position itself as a leading player in the safe re-opening of U.S. businesses, institutions and federal agencies and state governments emerging from the COVID-19 pandemic.

SmartGuard-Solutions is marketing disinfection products with its own outreach and is negotiating joint marketing and sales agreements with several national maintenance and commercial real estate companies gaining time to market and scale advantages and extending its footprint throughout the country. The centerpiece of these marketing efforts is the offering of various types of Disinfection as a Service (“DaaS”) models to clients using funding that has been provided to SGS by institutional investors. SGS believes that these marketing efforts will fuel the growth of “as a Service” models which will provide short-term revenue and eliminate CapEx needs for its clients while, at the same time, provide the opportunity to generate long-term, annuity-type revenues. Such a recurring revenue model provides visibility to future revenues and cashflows and mirrors the strategy employed by SmartGuard Energy (https://smartguard-energy.com), also under definitive agreement for sale to FOMO.

SGS’s UV light products comply with all regulatory standards including those issued by the CDC and EPA. As previously announced, after extensive vetting, the U.S. Navy is currently purchasing and deploying SGS’s disinfecting UV light fans. Other clients using these fans include U.S. government agencies, airports, schools, universities, major property managers and hospitality companies, among others. With the recent CDC announcement that COVID-19 spreads primarily through air particles within enclosed settings, SGS believes it is well positioned to participate in the growth of the disinfection market.

Bill Butler, CEO of SmartGuard-Solutions, stated: “One of the major effects of the COVID-19 pandemic will be the heightened need for continuing air and surface disinfection well into the foreseeable future. We intend to be major players in this emerging market through our association with FOMO and the development of creative disinfection products and financing offerings which will allow us to capture a stream of long-term and continuing revenues.”

Vik Grover, FOMO CEO, commented: “SmartGuard-Solutions is a fintech company operating in high growth high margin businesses. When we revitalized FOMO, we envisioned adding SmartGuard-type companies to our portfolio to provide a path to highly profitable, recurring revenues that drive a premium public company valuation rather than a low multiple based on one-off product sales. We are excited to have agreed to acquire this interest and purchase option in SmartGuard-Solutions, which I believe will reap significant benefits for our shareholders. We intend to continue consolidating the clean tech market in the areas of smart lighting, disinfection, energy management, and professional audit/design services with a longer-term goal of entering the Internet of Things (“IoT”) and autonomous vehicle disinfection and controls markets among other verticals. As businesses and schools reopen, our company-owned and acquisition channels are demanding Indoor Air Quality (“IAQ”) solutions for the workplace. Against this backdrop, our opportunity continues to be strong in the COVID economy.”

To acquire its interest in SGS, FOMO has agreed to pay its owners $2.5 million in cash, provide a note to the sellers in the amount of $2.5 million, and issue one million Series B Preferred shares. The total value of this transaction is approximately $10 million based on current market prices. As part the definitive agreement, FOMO obtains an 18-month option to acquire majority control (51%) and ultimately 100% control of SGS, subject to independent valuation of SGS at the time of purchase. The closing deadline for the SGS and SGE transactions is June 30, 2021, though there can be no assurances.

About FOMO CORP.

FOMO CORP. (https://www.fomoworldwide.com) is a publicly traded company focused on business incubation and acceleration. The Company invests in and advises emerging companies aligned with a growth mandate. FOMO is developing direct investment and affiliations - majority- and minority-owned as well as in joint venture formats - that afford targets access to the public markets for expansion capital as well as spin-out options to become their own stand-alone public companies.

Forward Looking Statements:

Statements in this press release about our future expectations, including without limitation, the likelihood that FOMO CORP. will be able to meet minimum sales expectations, be successful and profitable in the market, bring significant value to FOMO CORP.’s stockholders, and leverage capital markets to execute its growth strategy, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law. FOMO’s business strategy described in this press release is subject to innumerable risks, most significantly, whether the Company is successful in securing adequate financing. No information in this press release should be construed in any form shape or manner as an indication of the Company’s future revenues, financial condition, or stock price.

Contacts:

Wayman Baker, PhD
EVP Corporate Development and Investor Relations
FOMO CORP.
630-286-9560
ir@fomoworldwide.com

https://www.fomoworldwide.com/

Dwain Schenck
Media Contact

203-223-5230

dwain@schenckstrategies.com

www.schenckstrategies.com

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